Exhibit 4.2

AMENDMENT TO

ORAGENICS, INC.

2021 EQUITY INCENTIVE PLAN

This Amendment to the 2021 Equity Incentive Plan (the “2021 Incentive Plan”) is made pursuant to Section 13 of the 2021 Incentive Plan.

Recitals:

WHEREAS, the 2021 Incentive Plan was adopted by the Company and approved by the shareholders on February 25, 2022;

WHEREAS, 10,000,000 shares were originally authorized to be issued under the 2021 Incentive Plan;

WHEREAS, the Company effected a 1-for-60 reverse split of the Company’s authorized shares of common stock and issued and outstanding shares of common stock, including shares under the 2021 Incentive Plan, with an effective date of January 20, 2023 (the “Reverse Stock Split”);

WHEREAS, after the Reverse Stock Split, the shares available for issuance under the Plan was 166,667 shares of common stock; and

WHEREAS, the Board of Directors believes it would be in the best interest of the Company and its shareholders to increase the authorized shares available under the 2021 Incentive Plan by 1,000,000 shares.

NOW THEREFORE, Section 2(a) titled “Share reserve” and Section 2(c) titled “Aggregate Incentive Stock Option Limit” respectively, are hereby amended and restated as follows:

(a) Share Reserve. Subject to adjustment in accordance with Section 2(d) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed the sum of (i) 1,166,167 new shares, plus (ii) the Prior Plan’s Available Reserve; plus, (iii) the number of Returning Shares, if any, as such shares become available from time to time.

(c) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is 1,166,667 shares.

All other terms and conditions of the 2021 Incentive Plan not otherwise modified hereby shall remain in full force and effect. The Amendment was approved by the Board of Directors on September 28, 2023 and approved by the Company’s shareholders on December 14, 2023.